Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

CYPRESS SEMICONDUCTOR CORPORATION

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Cypress Semiconductor Corporation, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST:  Article VIII of the Corporation’s Second Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“No holder of stock or of any class or classes or of any series thereof shall be entitled to cumulative voting rights as to any election of directors of the Corporation.”

SECOND:  The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 23rd day of March, 2017.

CYPRESS SEMICONDUCTOR CORPORATION

By:	/s/ Pamela Tondreau
Name: Pamela Tondreau
Title: Corporate Secretary